                               ASSET PURCHASE AGREEMENT


                                       BETWEEN


                                NTC ACQUISITION, INC.
                                      ("BUYER")


                                         AND


                      NATIONAL TELEPHONE & COMMUNICATIONS, INC.
                                      ("SELLER")




                                    MARCH 31, 1998

                                  TABLE OF CONTENTS
                                  -----------------

                                                                            Page
                                                                            ----

1.   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2.   Basic Transaction. . . . . . . . . . . . . . . . . . . . . . . . . .    8

     (a)  Purchase and Sale of Assets . . . . . . . . . . . . . . . . . .    8

     (b)  Assumption of Liabilities . . . . . . . . . . . . . . . . . . .    8

     (c)  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . .    8

     (d)  Adjustment Procedure. . . . . . . . . . . . . . . . . . . . . .    8

     (e)  Payment of the Purchase Price . . . . . . . . . . . . . . . . .    9

     (f)  The Closing . . . . . . . . . . . . . . . . . . . . . . . . . .   10

     (g)  Deliveries at the Closing . . . . . . . . . . . . . . . . . . .   10

     (h)  Allocation; Sales Tax.. . . . . . . . . . . . . . . . . . . . .   10

3.   Representations and Warranties of the Seller . . . . . . . . . . . .   10

     (a)  Organization of the Seller. . . . . . . . . . . . . . . . . . .   10

     (b)  Authorization of Transaction. . . . . . . . . . . . . . . . . .   11

     (c)  Noncontravention. . . . . . . . . . . . . . . . . . . . . . . .   11

     (d)  Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . .   11

     (e)  Title to Assets . . . . . . . . . . . . . . . . . . . . . . . .   11

     (f)  Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . .   12

     (g)  Financial Statements. . . . . . . . . . . . . . . . . . . . . .   12

     (h)  Events Subsequent to Most Recent Fiscal Year End. . . . . . . .   12

     (i)  Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . .   14

     (j)  Legal Compliance. . . . . . . . . . . . . . . . . . . . . . . .   14

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                                                                            ----

     (k)  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . .   14

     (l)  Real Property . . . . . . . . . . . . . . . . . . . . . . . . .   15

     (m)  Intellectual Property . . . . . . . . . . . . . . . . . . . . .   17

     (n)  Tangible Assets . . . . . . . . . . . . . . . . . . . . . . . .   19

     (o)  Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

     (p)  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

     (q)  Notes and Accounts Receivable . . . . . . . . . . . . . . . . .   21

     (r)  Powers of Attorney. . . . . . . . . . . . . . . . . . . . . . .   22

     (s)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

     (t)  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . .   23

     (u)  Employees . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

     (v)  Employee Benefits . . . . . . . . . . . . . . . . . . . . . . .   23

     (w)  Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . . .   23

     (x)  Environmental, Health, and Safety Matters . . . . . . . . . . .   24

     (y)  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . .   25

     (z)  Investment. . . . . . . . . . . . . . . . . . . . . . . . . . .   25

4.   Representations and Warranties of the Buyer. . . . . . . . . . . . .   26

     (a)  Organization of the Buyer . . . . . . . . . . . . . . . . . . .   26

     (b)  Authorization of Transaction. . . . . . . . . . . . . . . . . .   26

     (c)  Noncontravention. . . . . . . . . . . . . . . . . . . . . . . .   26

     (d)  Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . .   27

     (e)  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

     (f)  Buyer Shares. . . . . . . . . . . . . . . . . . . . . . . . . .   27

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                                                                            ----

     (g)  Consents and Permits. . . . . . . . . . . . . . . . . . . . . .   27

     (h)  Capitalization. . . . . . . . . . . . . . . . . . . . . . . . .   27

     (i)  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . .   27

5.   Pre-Closing Covenants. . . . . . . . . . . . . . . . . . . . . . . .   27

     (a)  General . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

     (b)  Notices and Consents. . . . . . . . . . . . . . . . . . . . . .   28

     (c)  Operation of Business . . . . . . . . . . . . . . . . . . . . .   28

     (d)  Preservation of Business. . . . . . . . . . . . . . . . . . . .   28

     (e)  Full Access . . . . . . . . . . . . . . . . . . . . . . . . . .   28

     (f)  Notice of Developments. . . . . . . . . . . . . . . . . . . . .   29

     (g)  Exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . .   29

     (h)  Employment Matters. . . . . . . . . . . . . . . . . . . . . . .   29

     (i)  Capitalization of Buyer . . . . . . . . . . . . . . . . . . . .   31

     (j)  Consulting. . . . . . . . . . . . . . . . . . . . . . . . . . .   31

     (k)  Shareholder Mailing . . . . . . . . . . . . . . . . . . . . . .   32

6.   Conditions to Obligation to Close. . . . . . . . . . . . . . . . . .   32

     (a)  Conditions to Obligation of the Buyer . . . . . . . . . . . . .   32

     (b)  Conditions to Obligation of the Seller. . . . . . . . . . . . .   34

7.   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

     (a)  Termination of Agreement. . . . . . . . . . . . . . . . . . . .   36

     (b)  Effect of Termination . . . . . . . . . . . . . . . . . . . . .   37

8.   Post-Closing Covenants . . . . . . . . . . . . . . . . . . . . . . .   37

     (a)  General . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

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                                                                            ----

     (b)  Litigation Support. . . . . . . . . . . . . . . . . . . . . . .   38

     (c)  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .   38

     (d)  Covenant Not to Compete . . . . . . . . . . . . . . . . . . . .   38

     (e)  Letter of Credit. . . . . . . . . . . . . . . . . . . . . . . .   39

9.   Remedies for Breaches of this Agreement. . . . . . . . . . . . . . .   39

     (a)  Survival of Representations and Warranties. . . . . . . . . . .   39

     (b)  Indemnification Provisions for Benefit of the Buyer . . . . . .   39

     (c)  Indemnification Provisions for Benefit of the Seller. . . . . .   40

     (d)  Matters Involving Third Parties . . . . . . . . . . . . . . . .   40


     (e)  Determination of Adverse Consequences . . . . . . . . . . . . .   41

     (f)  Other Indemnification Provisions. . . . . . . . . . . . . . . .   41

     (g)  Indemnification Limitations and Thresholds. . . . . . . . . . .   42

10.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

     (a)  Survival of Representations and Warranties. . . . . . . . . . .   42

     (b)  Press Releases and Public Announcements . . . . . . . . . . . .   43

     (c)  No Third-Party Beneficiaries. . . . . . . . . . . . . . . . . .   43

     (d)  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . .   43

     (e)  Succession and Assignment . . . . . . . . . . . . . . . . . . .   43

     (f)  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .   43

     (g)  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

     (h)  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

     (i)  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . .   45

     (j)  Amendments and Waivers. . . . . . . . . . . . . . . . . . . . .   45

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     (k)  Severability. . . . . . . . . . . . . . . . . . . . . . . . . .   45

     (l)  Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . .   45

     (m)  Consents and Other Approvals. . . . . . . . . . . . . . . . . .   45

     (n)  Assigned Contracts. . . . . . . . . . . . . . . . . . . . . . .   46

     (o)  Construction. . . . . . . . . . . . . . . . . . . . . . . . . .   47

     (p)  Incorporation of Exhibits and Schedules . . . . . . . . . . . .   47

     (q)  Bulk Transfer . . . . . . . . . . . . . . . . . . . . . . . . .   47

     (r)  Submission to Jurisdiction. . . . . . . . . . . . . . . . . . .   47

Exhibit A - Agreement with Incomnet, Inc.
Exhibit B - Anti-Dilution Agreement
Exhibit C - Escrow Agreement
Exhibit D - Shareholders Agreement
Exhibit E - Transfer Documents
Exhibit F - Financial Statements
Exhibit G - Opinion of Counsel to Seller and Incomnet
Exhibit H - Opinion of Counsel to Buyer

Schedule 1(a)(i)    -    Acquired Assets
Schedule 1(a)(ii)  -     Excluded Assets
Schedule 1(b)       -    Assumed Liabilities
Schedule 6(a)(iii) -     Buyer Third Party Consents
Schedule 6(b)(iii) -     Seller Third Party Consents
Schedule 6(a)(vi)  -     Governmental Approvals
Schedule 6(b)(vi)  -     Governmental Approvals
Schedule 6(b)(xiv) -     Releases

                               ASSET PURCHASE AGREEMENT


     Agreement entered into on March 31, 1998, by and between NTC Acquisition, Inc., a Minnesota corporation (the "BUYER"), and National Telephone & Communications, Inc., a Delaware corporation (the "SELLER"). The Buyer and the Seller are referred to collectively herein as the "PARTIES."

     This Agreement contemplates a transaction in which the Buyer will purchase substantially all of the assets (and assume certain of the liabilities) of the Seller in return for cash and stock of Buyer.

     Now, Therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     1.   DEFINITIONS.

     "ACCOUNTANTS" has the meaning set forth in Section  2(d)(ii) below.

     "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.

     "ACQUIRED ASSETS" means all right, title, and interest in and to all of the assets of the Seller, INCLUDING all of its (a) leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, (b) tangible personal property (such as machinery, equipment, inventories of supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles and truck), (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) only the agreements and contracts listed or described on Schedule 1(a)(i), Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables,
(g) securities, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (excluding any such item relating to (i) the payment of Taxes not otherwise constituting Assumed Liabilities or (ii) directors, officers or stockholders (in such capacities) of Seller or Incomnet), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, including but not limited to all certifications and licenses from Public Utility Commissions, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (k) Cash, and (l) leasehold improvements related to leases which constitute part of the Acquired Assets; PROVIDED, HOWEVER, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation, (ii) any of the rights of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement), (iii) any agreements or contracts not set forth or referred to on Schedule 1(a)(i), (iv) any asset of the Seller that would otherwise constitute an Acquired Asset (including any contract, license, agreement, permit or authorization) that requires the consent to assignment of a party thereto or of a governmental authority and for which such consent has not been obtained prior to the Closing, or (v) those assets set forth on Schedule 1(a)(ii).

     "ADJUSTMENT AMOUNT" means the amount equal to (a) the result as of the Closing Date determined in accordance with GAAP applied consistent with the 1996 financial statements as audited by Ernst & Young LLP and grouped by Account Number on a basis consistent with the Seller's internal trial balance of (i) the sum of cash (Account No. 111), accounts receivable (Account No. 112), notes receivable (Account No. 115), prepaid expenses (Account No. 116) and inventory (Account No. 117), minus (ii) the sum of accounts payable (Account No. 211), accrued liabilities - payroll (Account No. 214), accrued liabilities - other (Account No. 215, except amounts for federal and state income taxes and the current portion of any line of credit), deferred revenue (Account No. 216) and current portions of capital leases (Account No. 218), MINUS (b) $256,000, PLUS
(c) any amounts paid or incurred between the date of this Agreement and the Closing, including attorneys' fees and costs, in respect of the matters described in Items 2, 6 and 9 of Schedule 1(b), PLUS (d) one-half of the undrawn-upon letter of credit in favor of First Data scheduled to expire on May 31, 1998, if and to the extent that such letter of credit does not expire prior to the Closing. A positive Adjustment Amount shall cause an increase in the Purchase Price and a negative Adjustment Amount shall cause a decrease in the Purchase Price.

     "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "AFFILIATED GROUP" means any affiliated group with the meaning of Code
Section 1504(a).

     "AGREEMENT WITH INCOMNET" means the agreement between Buyer and Incomnet entered into concurrently herewith and attached hereto as Exhibit A.

     "ANTI-DILUTION AGREEMENT" means the agreement between Buyer and Seller attached hereto as Exhibit B to be entered into at Closing.

     "ASSUMED LIABILITIES" means (a) the balance of Accounts Payable (Account No. 211), accrued liabilities - payroll (Account No. 214), accrued liabilities - other (Account No. 215, except for amounts for federal and state income taxes), deferred revenue (Account No. 216), current portions of capital leases (Account No. 218) and capital leases (Account No. 222) on the Closing Date as determined in accordance with GAAP applied consistent with the 1996 financial statements as audited by Ernst & Young LLP and grouped by Account Number on a basis consistent with the Seller's internal trial balance, (b) all obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets arising or to be performed after the Closing; (c) $10,000,000 in the aggregate of (i) the Seller's line of credit and/or replacement lines of credit, including funded debt and letters of credit, (which shall be satisfied at and as a condition to Closing) and (ii) payment deferrals to Wiltel, Inc., including under that certain Amended and Restated Program Enrollment Terms contract between Seller and Wiltel, Inc. dated June 17, 1996, and any amendments or modifications thereto (which shall be satisfied at and as a condition to Closing), and (d) all other Liabilities and obligations of the Seller set forth on Schedule 1(b) to the extent set forth thereon; PROVIDED, HOWEVER, that the Assumed Liabilities shall not include
(i) any Liability of the Seller for Taxes not described on Schedule 1(b),
(ii) any Liability of the Seller under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, for the unpaid Taxes of any Person (other than the Seller), (iii) any obligation of the Seller to indemnify any Person (including Incomnet) by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (iv) any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby except as otherwise expressly set forth on Schedule 1(b), or
(v) any Liability or obligation of the Seller under this Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement).

     "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would reasonably be expected to form the basis for any specified consequence.

     "BUYER" has the meaning set forth in the preface above.

     "BUYER SHARES" means any share of the Common Stock, par value $.01 per share, of Buyer.

     "CASH" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

     "CLOSING" has the meaning set forth in Section 2(f) below.

     "CLOSING DATE" has the meaning set forth in Section 2(f) below.

     "CLOSING NET ASSET STATEMENT" has the meaning set forth in Section 2(d) below.

     "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONFIDENTIAL INFORMATION" means any information concerning the business and affairs of the Seller that is not already generally available to the public.

     "CONFIDENTIALITY AGREEMENT" means that certain confidentiality agreement between the Buyer and the Seller dated November 18, 1997.

     "CONTINUING EMPLOYEE BENEFIT PLANS" has the meaning set forth in Section 5(h)(ii).

     "CONTROLLED GROUP" has the meaning set forth in Code Section 1563.

     "DISCLOSURE SCHEDULE" has the meaning set forth in Section 3 below.

     "EMPLOYEE BENEFIT PLAN" means any (a) non-qualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, (d) Multiemployer Plan, (e) Employee Welfare Benefit Plan, (f) profit sharing, stock option, stock purchase, or stock appreciation right or plan, or (g) severance, vacation, or fringe arrangement or policy, or insurance coverage (including self-insured arrangements) providing disability benefits, death benefits, accidental death or dismemberment benefits, or similar benefits.

     "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA Section 3(2).

     "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA Section 3(l).

     "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" means each entity which is treated as a single employer with Seller for purposes of Code Section 414.

     "ESCROW AGENT" means the escrow agent under the Escrow Agreement.

     "ESCROW AGREEMENT" means the agreement between Buyer, Seller and the Escrow Agent attached hereto as Exhibit C to be entered into at Closing.

     "ESCROW CLAIM" has the meaning set forth in Section 9(b)(iii) below.

     "ESCROWED SHARES" has the meaning set forth in Section 9(b)(iii) below.

     "ESTIMATED ADJUSTMENT AMOUNT" means Seller's good faith estimate of the Adjustment Amount.

     "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

     "FINANCIAL STATEMENTS" has the meaning set forth in Section 3(g) below.

     "FULLY-DILUTED BASIS" the number of Buyer Shares issued and outstanding on the applicable date plus the number of Buyer Shares into which stock options, warrants, convertible securities and other instruments convertible into Buyer Shares granted as of the applicable date may be converted, whether or not exercisable on such date.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1970, as amended.

     "INCOMNET" means Incomnet, Inc, a California corporation and the sole shareholder of Seller.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 9(d) below.

     "INDEMNIFYING PARTY" has the meaning set forth in Section 9(d) below.

     "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "KNOWLEDGE" means actual knowledge after reasonable investigation.

     "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "MATERIAL ADVERSE CHANGE" has the meaning set forth in Section 3(h) below.

     "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

     "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 3(g) below.

     "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 3(g) below.

     "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 3(g) below.

     "MULTIEMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37). "Multiemployer Plan" also means (a) a plan described in Section 4063 of ERISA, and (b) and Employee Welfare Benefit Plan to which more than one employer that is not an ERISA Affiliate contributes.

     "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "PARTY" has the meaning set forth in the preface above.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company; a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     "PUBLIC UTILITY COMMISSION" means any federal, state or local authority, agency or similar body that regulates or licenses businesses involved in the telecommunications industry.

     "PURCHASE PRICE" has the meaning set forth in Section 2(c) below.

     "REPORTABLE EVENT" has the meaning set forth in ERISA Section 4043.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(c) purchase money liens and liens securing rental payments under capital or other lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, and (e) liens disclosed in the Most Recent Balance Sheet or the balance sheet for the Most Recent Fiscal Year End (in either case, including in any note thereto).

     "SELLER" has the meaning set forth in the preface above.

     "SELLER MATERIAL ADVERSE EFFECT" means a material adverse effect on the Seller's business, financial condition or operations, as an entirety.

     "SHAREHOLDERS AGREEMENT" means the agreement among the Seller, Buyer and the other shareholders of Buyer attached hereto as Exhibit D to be entered into at Closing.

     "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof

     2.   BASIC TRANSACTION.

          (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this
Section 2.

          (b) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller not included within the definition of Assumed Liabilities.

          (c) PURCHASE PRICE. The purchase price for the Acquired Assets (the "PURCHASE PRICE") will consist of (i) $13,750,000, adjusted by the Adjustment Amount (whether positive or negative), with such amount to be paid in the manner set forth in Section 2(d), plus (ii) Buyer Shares equal to sixteen percent (16%) of the outstanding Buyer Shares on a Fully-Diluted Basis on the Closing Date, plus (iii) Purchaser's assumption and agreement to pay and perform the Assumed Liabilities, in the manner set forth in Section 2(b).

          (d)  ADJUSTMENT PROCEDURE.

               (i) Buyer will prepare and will cause KPMG Peat Marwick, the Buyer's certified public accountants, to report on the statement of net assets sold as of the Closing Date ("CLOSING NET ASSET STATEMENT"), on a basis consistent with GAAP as applied in the 1996 financial statements audited by Ernst & Young LLP with groupings consistent with the Seller's internal trial balance. Buyer will deliver the Closing Net Asset Statement to Seller as soon as practicable and, in any event, within ninety (90) days after the Closing Date.

               (ii) If within thirty (30) days following delivery of the Closing Net Asset Statement, Seller has not given Buyer notice of its objection to the Closing Net Asset Statement (such notice must contain a statement of the Basis of Seller's objection), then the Closing Net Asset Statement will be used in computing the Adjustment Amount. If Seller gives such notice of objection, then the issues in dispute will be submitted to a "Big 6" accounting firm acceptable to Buyer and Seller (the "ACCOUNTANTS"), for resolution. If issues in dispute are submitted to the Accountants for resolution,

                      (A) each Party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that Party (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants;

                      (B) the determination by the Accountants, as set forth in a notice delivered to both Parties by the Accountants, will be binding and conclusive on the Parties; and

                      (C) Buyer and Seller will each bear 50% of the fees of the Accountants for such determination.

            (iii) On or before the tenth business day following the final determination of the Adjustment Amount, (i) if the Adjustment Amount is less than the Estimated Adjustment Amount, Buyer and Seller shall direct the Escrow Agent to deliver to Buyer from the Escrow Account a number of Buyer Shares having a fair market value equal to such difference (or, at Seller's option, Seller may elect to pay such difference to Buyer by bank cashier's or certified check, payable to the order of Buyer) or (ii) if the Adjustment Amount is greater than the Estimated Adjustment Amount, Buyer shall pay such difference to Seller by bank cashier's or certified check, payable to the order of Seller.

          (e) PAYMENT OF THE PURCHASE PRICE. The Purchase Price will be payable at Closing as follows:

               (i) $13,750,000, adjusted by the Estimated Adjustment Amount (whether positive or negative), shall be paid to Seller by Buyer on the Closing Date in cash or other immediately available funds.

               (ii) Buyer Shares equal to twelve percent (12%) of the outstanding Buyer Shares on a Fully-Diluted Basis on the Closing Date will be issued to Seller and Buyer and Seller shall execute and deliver the Anti-Dilution Agreement.

               (iii) Buyer Shares equal to four percent (4%) of the outstanding Buyer Shares on a Fully-Diluted Basis on the Closing Date will be deposited by Buyer with Escrow Agent to be held in accordance with the Escrow Agreement and subject to adjustment as set forth in
          Section 2(d).

          (f) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, California, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE").

          (g) DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6 below;
(iii) the Seller will execute, acknowledge, and deliver to the Buyer
(A) assignments (including real property and Intellectual Property transfer documents) in substantially the forms attached hereto as Exhibits E-1 through E-3 and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request; (iv) the Buyer will execute, acknowledge, and deliver to the Seller (A) assumptions in substantially the form attached hereto as Exhibits E-1 through E-2 and (B) such other instruments of assumption as the Seller and its counsel may reasonably request; and (v) the Buyer will deliver to the Seller and Escrow Agent the consideration specified in Section 2(c) above.

          (h) ALLOCATION; SALES TAX. The Parties shall cooperate in the allocation of the Purchase Price to broad categories constituting components of the Acquired Assets or the noncompetition covenant for purposes of Internal Revenue Service Form 8594. Each Party will report timely the purchase and sale of the Acquired Assets in accordance with the agreed upon allocation among such broad categories for all federal, state, local and other tax purposes, but such allocation shall not constrain reporting for other purposes. Buyer and Seller shall cooperate in preparing and filing use and sales tax returns relating to, and shall each pay one-half (50%) of, any and all sales, real estate, transfer or use Tax due with regard to, Buyer's acquisition of the Acquired Assets.

     3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

          (a) ORGANIZATION OF THE SELLER. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted and as proposed to be conducted. The Seller is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Seller Material Adverse Effect. Section 3(a) of the Disclosure Schedule sets forth all of the jurisdictions in which the Seller is qualified to do business. Complete and accurate copies of the charter documents of the Seller, with all amendments thereto to the date hereof, have been furnished by the Seller to Buyer or its representatives.

          (b) AUTHORIZATION OF TRANSACTION. The Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller and Incomnet have duly authorized the execution, delivery and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred in, Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where such violation, conflict, breach, default, acceleration, creation of right, or failure to provide notice would not reasonably be expected to have a Seller Material Adverse Effect. Except as set forth in Section 5(b), the Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give such notice, make such filing, or obtain such authorization, consent or approval would not reasonably be expected to have a Seller Material Adverse Effect.

          (d) BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (e) TITLE TO ASSETS. The Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

          (f)  SUBSIDIARIES.  Seller has no Subsidiaries.

          (g) FINANCIAL STATEMENTS. Attached hereto as Exhibit F are the following financial statements (collectively the "FINANCIAL STATEMENTS":
(i) audited and unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995, 1996, and 1997 (the "MOST RECENT FISCAL YEAR END") for the Seller; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the one-month period ended February 28, 1998 (the "MOST RECENT FISCAL MONTH END") for the Seller. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Seller (which books and records are correct and complete in all material respects); PROVIDED, HOWEVER, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

          (h) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations or results of operations, taken as an entirety, of the Seller (a "MATERIAL ADVERSE CHANGE"). Without limiting the generality of the foregoing, since that date:

               (i) Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

               (ii) Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

               (iii) no party (including the Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Seller is a party or by which any of them is bound;

               (iv) Seller has not imposed any Security Interest upon any of its assets, tangible or intangible;

               (v) Seller has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

               (vi) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

               (vii) Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

               (viii) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

               (ix) Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

               (x) Seller has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (xi) Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

               (xii) Seller has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xiii) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               (xiv) Seller has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xv) Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

               (xvi) Seller has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

               (xvii) Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and

               (xviii)  Seller has not committed to any of the foregoing.

          (i) UNDISCLOSED LIABILITIES. The Seller has no Liability (and, to the Knowledge of the Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth in the Most Recent Balance Sheet (including in any notes thereto),
(ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) Liabilities which would not reasonably be expected to have a Seller Material Adverse Effect.

          (j) LEGAL COMPLIANCE. The Seller and its predecessors have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where such failure to be in compliance would not reasonably be expected to have a Seller Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.
Section 3(j) of the Disclosure Schedule contains a list of all certificates of authority, licenses or similar items that Seller holds from any Public Utility Commission.

          (k) TAX MATTERS. Except as would not reasonably be expected to have a Seller Material Adverse Effect:

               (i) The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

               (ii) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

               (iii)   There is no dispute or claim concerning any Tax
          Liability of the Seller either (A) claimed or raised by any authority in writing or (B) as to which any of Incomnet and the directors and officers (and employees responsible for Tax matters) of the Seller has Knowledge based upon personal contact with any agent of such authority. Section 3(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Seller for taxable periods ended on or after December 31, 1994, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since December 31, 1994.

               (iv) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (v) The unpaid Taxes of the Seller (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent

          Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns.

               (vi) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Code Section 280G. The Seller is not a party to any Tax allocation or sharing agreement.

          (l)  REAL PROPERTY.

               (i)     Seller owns no real property.

               (ii) Section 3(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Seller. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 3(l)(ii) of the Disclosure Schedule, and except where the failure of any of the following would not reasonably be expected to have a Seller Material Adverse Effect (with any representations and warranties with respect to the lessor or sublessor of the leased property being made only to the Knowledge of the Seller):


                       (A) the lease or sublease is legal, valid, binding, enforceable (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity)), and in full force and effect;

                       (B) the lease or sublease will continue to be legal, valid, binding, enforceable (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity)), and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                       (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                       (D) no party to the lease or sublease has repudiated any provision thereof;

                       (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                       (F) with respect to each sublease, to the Knowledge of the Seller, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                       (G) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                       (H) all facilities leased or subleased thereunder have received all material approvals of governmental authorities (including licenses and permits) required to be obtained by the Seller in connection with the operation thereof and have been operated and maintained in material accordance with applicable laws, rules, and regulations; and

                       (I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

          (m)  INTELLECTUAL PROPERTY.

                 (i) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of the Seller as presently conducted and as presently proposed to be conducted, except where the failure to own or have the right to use such Intellectual Property would not reasonably be expected to have a Seller Material Adverse Effect. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all reasonable action to maintain and protect each item of Intellectual Property that it owns or uses, except where the failure to take such action would not reasonably be expected to have a Seller Material Adverse Effect.

                 (ii) The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party), except where such interference, infringement, misappropriation or other conflict would not reasonably be expected to have a Seller Material Adverse Effect. To the Knowledge of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

                 (iii) Section 3(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Seller with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Seller has made with respect to any of its Intellectual Property, and identifies each material license, agreement, or other permission which the Seller has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Seller in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 3(m)(iii) of the Disclosure Schedule, and except where the failure of any of the following would not reasonably be expected to have a Seller Material Adverse Effect:

                       (A) the Seller possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                       (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                       (C)    no action, suit, proceeding, hearing,
               investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                       (D) Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

               (iv) Section 3(m)(iv) of the Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement, or permission (other than commercial software). The Seller has delivered to the Buyer correct and complete copies of all such material licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(m)(iv) of the Disclosure Schedule, and except where the failure of any the following would not reasonably be expected to have a Seller Material Adverse Effect (with any representations and warranties with respect to the third party owner of the Intellectual Property being made only to the Knowledge of the Seller):

                       (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity)), and in full force and effect;

                       (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity)), and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                       (C) no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                       (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                       (E) with respect to each sublicense, to the Knowledge of the Seller, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                       (F) to the Knowledge of the Seller, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                       (G) to the Knowledge of the Seller, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                       (H) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

               (v) To the Knowledge of the Seller, the Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted, except where such interference, infringement, misappropriation or other conflict would not reasonably be expected to have a Seller Material Adverse Effect.

          (n) TANGIBLE ASSETS. The Seller owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used, except where the failure of the foregoing would not reasonably be expected to have a Seller Material Adverse Effect. Except as otherwise provided in this Section 3(n), (i) the Seller makes no representations or warranties whatsoever to the Buyer, express, implied or statutory, concerning the tangible Acquired Assets, including, but not limited to, any representation or warranty as to value, quality, quantity, condition, merchantability, design, suitability, usability, salability, obsolescence, working order, and (ii) all tangible Acquired Assets are sold "as is, where is." THE BUYER SPECIFICALLY ACKNOWLEDGES THAT NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE MADE OR SHOULD BE IMPLIED.

          (o) INVENTORY. The inventory of the Seller consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

          (p) CONTRACTS. Section 3(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Seller is a party:

                (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

                (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Seller, or involve consideration in excess of $50,000;

                (iii)  any agreement concerning a partnership or joint venture;

                (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                 (v) any agreement concerning confidentiality or noncompetition;

                 (vi) any Employee Benefit Plan for the benefit of Seller's current or former directors, officers and employees;

                 (vii)  any collective bargaining agreement;

                 (viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing material severance benefits;

               (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

               (x) any agreement under which the consequences of a default or termination would reasonably be expected to have a Seller Material Adverse Effect; or

               (xi) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(p) of the Disclosure Schedule. With respect to each such agreement, and except where the failure of any the following would not reasonably be expected to have a Seller Material Adverse Effect (with any representations and warranties with respect to the third party contractor being made only to the Knowledge of the Seller): (A) the agreement is legal, valid, binding, enforceable (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity)), and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity)), and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) no party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

          (q) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Seller are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and, to the Knowledge of the Seller, collectible, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller.

          (r) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Seller.

          (s) INSURANCE. Section 3(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Seller has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 2 years:

               (i)     the name, address, and telephone number of the agent;

               (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

               (iii)   the policy number and the period of coverage;

               (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount of coverage; and

               (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy, and except where the failure of any the following would not reasonably be expected to have a Seller Material Adverse Effect (with any representations and warranties with respect to the insurer being made only to the Knowledge of the Seller): (A) the policy is legal, valid, binding, enforceable (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity)), and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity)), and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) neither the Seller nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Seller has been covered during the past 2 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 3(s) of the Disclosure Schedule describes any self-insurance arrangements affecting the Seller.

          (t) LITIGATION. Section 3(t) of the Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is currently a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(t) of the Disclosure Schedule would reasonably be expected to result in a Material Adverse Change.

          (u) EMPLOYEES. To the Knowledge of the Seller (without investigation), no executive, key employee, or group of employees has any plans to terminate employment with the Seller. The Seller is not a party to or bound by any collective bargaining agreement, nor, since January 1, 1997 has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Since January 1, 1997, the Seller has not committed any unfair labor practice, except as would not reasonably be expected to have a Seller Material Adverse Effect. The Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Seller. Section 3(u) of the Disclosure Schedule sets forth a list of all employees of Seller and the current compensation rate and accrued vacation of each such employee.

          (v) EMPLOYEE BENEFITS. There are no liens against the Acquired Assets under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA. Neither the Seller nor any ERISA Affiliate is or was obligated to contribute to any Multiemployer Plan. As of the Closing, the Buyer will have no obligation to contribute to, or any liability in respect of, any Employee Benefit Plan sponsored or maintained by the Seller or any ERISA Affiliate, or to which the Seller or any ERISA Affiliate was obligated to contribute. Each Employee Benefit Plan of the Seller which has been required to comply with the provisions of Section 4980B of the Code has substantially complied in all material respects. Seller does not maintain, has never maintained, does not contribute to and has never contributed to: (a) any Employee Benefit Plan subject to the funding requirements of Section 412 of the Code or Section 302 of ERISA; or (b) any Employee Welfare Benefit Plan providing medical, health or life insurance or other benefits that may be provided by an Employee Welfare Benefit Plan for current or future retired or terminated employees, their spouses, or their dependents, other than as may be required to comply with Section 4980B of the Code.

          (w) GUARANTIES. The Seller is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

          (x)  ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

               (i) Each of Seller and its predecessors is in compliance with all Environmental, Health, and Safety Requirements, except where such failure to comply would not reasonably be expected to have a Seller Material Adverse Effect.

               (ii) Without limiting the generality of the foregoing, each of Seller and its Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business, except where such failure to obtain or comply would not reasonably be expected to have a Seller Material Adverse Effect; a list of all such material permits, licenses and other authorizations is set forth on the attached Schedule 3(x).

               (iii) Since January 1, 1996, neither the Seller nor its predecessors has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirement, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements, except for any such actual or alleged violation which would not reasonably be expected to have a Seller Material Adverse Effect.

               (iv) To the Knowledge of the Seller, none of the following exists at any property or facility owned or operated by the Seller:
          (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

               (v) Neither the Seller nor its predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements, except for any such liabilities which did not or would not reasonably be expected to have a Seller Material Adverse Effect.

               (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction- triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

               (vii) Neither the Seller nor any of its predecessors has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

               (viii) No facts, events or conditions relating to the past or present facilities, properties or operations of the Seller or any of its predecessors will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage, except for any such obligations or other liabilities which would not reasonably be expected to have a Seller Material Adverse Effect.

          (y)  DISCLOSURE.  The representations and warranties contained in this
Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

          (z) INVESTMENT. The Seller (i) understands that the Buyer Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
(ii) is acquiring the Buyer Shares solely for its own account for investment purposes, and not with a view to the distribution thereof in violation of the Securities Act, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Shares, and (vi) is an Accredited Investor.

     4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

          (a) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Minnesota, and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as proposed to be conducted upon consummation of the transactions contemplated by this Agreement.


          (b) AUTHORIZATION OF TRANSACTION. The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject, except, in the case of clause (i), where such violation would not reasonably be expected to materially and adversely affect the Buyer's ability to own the Acquired Assets, satisfy the Assumed Liabilities or operate the business of the Seller as presently conducted or proposed to be conducted. Except as set forth in Section 5(b), the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above), except where the failure to give such notice, make such filing, or obtain such authorization, consent or approval would not reasonably be expected to materially and adversely affect the Buyer's ability to own the Acquired Assets, satisfy the Assumed Liabilities or operate the business of the Seller as presently conducted or proposed to be conducted. Notwithstanding the foregoing, the operation by Buyer of the business of Seller after the Closing and the transfer of services, certifications and customer base requires the consent of the applicable Public Utility Commissions in the various states in which Seller has certifications.

          (d) BROKERS' FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

          (e) FINANCING. The Buyer has obtained a written commitment letter, a true, complete and correct copy of which has been delivered to the Seller, from a lender which has agreed, subject to the terms and conditions set forth in such written commitment, to provide the Buyer with an aggregate of not less than $40 million to permit the Buyer to consummate the transactions contemplated by this Agreement and to provide the working capital necessary to operate the business of the Seller as currently conducted and proposed to be conducted by the Buyer after the Closing. Prior to the Closing and as a condition thereto, Buyer shall have entered into definitive financing agreements satisfactory to the Seller with respect to such financing. The Buyer shall promptly advise the Seller if such financing becomes unavailable for any reason.

          (f) BUYER SHARES. The Buyer Shares to be issued as part of the Purchase Price, when so issued, will be duly and validly authorized, fully-paid and non-assessable, will not be subject to any preemptive rights, will represent sixteen percent (16%) of the outstanding Buyer Shares on a Fully-Diluted Basis as of the Closing and will represent sixteen percent (16%) of all of the economic interests in the Buyer as of the Closing (other than the bank debt to be obtained by the Buyer as contemplated by Section 3(e) hereof). At the Closing, Buyer shall provide Seller with a true, correct and complete capitalization chart, which shall indicate the number of authorized shares of capital stock of Buyer, the number of issued shares of capital stock of Buyer, and any outstanding stock options, warrants, convertible securities and other instruments convertible into Buyer Shares (including the number of Buyer Shares into which they are convertible).

          (g) CONSENTS AND PERMITS. The Buyer has no Basis to believe that it or any of its Affiliates will be unable to obtain all necessary governmental permits, consents, certifications, recertifications or authorizations that may be necessary for it to operate the business of the Seller as it is presently conducted and is proposed to be conducted by the Buyer after the Closing.

          (h) CAPITALIZATION. The Buyer has an equity capitalization and net worth of at least $500,000.

          (i)  DISCLOSURE.  The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

     5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

          (b) NOTICES AND CONSENTS. The Seller will give any notices to third parties, and the Seller and the Buyer will use their respective reasonable best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in Section 3(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary in connection therewith. Buyer and Seller will also use their reasonable best efforts to obtain any necessary approvals, certifications or recertifications from any Public Utility Commission or similar governmental body.

          (c) OPERATION OF BUSINESS. The Seller will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(h) above; PROVIDED, HOWEVER, that Seller may dividend or otherwise distribute to Incomnet, or otherwise satisfy obligations of Incomnet, in an aggregate amount of up to $500,000 (it being understood that Seller intends to make all or a substantial portion of such distributions or otherwise satisfy such obligations within ten days of the date of this Agreement).

          (d) PRESERVATION OF BUSINESS. The Seller will use its reasonable best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          (e) FULL ACCESS. The Seller will permit representatives of the Buyer to have full access at all reasonable times and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Seller, subject to the Buyer's obligations pursuant to the Confidentiality Agreement.

          (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

          (g) EXCLUSIVITY. The Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Seller (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, except, in the case of clause (ii), where the failure of the Board of Directors of the Seller to so act in connection with any such proposal or offer would constitute a breach of the Board of Directors' fiduciary obligations to the holders of the capital stock of Seller (it being agreed and understood for this purpose that the failure to respond to any such offer or proposal which the Board of Directors of Seller determines to be superior, from a financial point of view, in comparison to the transactions contemplated by this Agreement may be deemed to be a breach of such fiduciary duty). The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          (h)  EMPLOYMENT MATTERS.

               (i) The Buyer agrees that it will offer employment not less than eighty percent (80%) of the Seller's employees as of the date hereof and not less than eighty percent (80%) of the persons who hereafter become employees of the Seller in the Ordinary Course of Business and in compliance with the terms of this Agreement, and who, in either case, remain employees of the Seller as of the Closing Date, effective on the Closing Date, and will employ all of such employees who accept the offer for at least 90 days. Each employee shall be offered such employment at a minimum of his or her basic annual salary (excluding any stay bonuses and other bonuses) in effect on the date of this Agreement, together with participation in the Continuing Employee Benefit Plans as specified in Section 5(h)(ii). Such employment will be offered on an at-will basis. The Seller shall use reasonable efforts to assist the Buyer in hiring and retaining such employees of the Seller on the foregoing basis. The Buyer acknowledges that the Seller will terminate its employees in reliance upon Buyer's commitment to offer such employees employment as set forth in this Section 5(i). The Buyer agrees to comply with the terms of the Worker Adjustment and Retraining Notification Act or any similar law.

               (ii) As of the Closing, the Buyer shall establish and contribute to Employee Benefit Plans (the "Continuing Employee Benefit Plans") which shall be substantially equivalent to the Employee Benefit Plans which the Seller maintained and contributed to immediately before the Closing and which are listed on Section 3(p)(vi) of the Disclosure Schedule, except for Employee Benefit Plans identified on such Disclosure Schedule as "minor". Each Continuing Employee Benefit Plan shall provide that the Buyer may amend or terminate it to the same extent to which the Seller could have terminated or amended the corresponding Employee Benefit Plan before the Closing. The Seller represents and warrants that it has not materially modified the amendment or termination provisions of any Employee Benefit Plans during the six month period before the Closing. Each Continuing Employee Benefit Plan that is intended to qualify under Sections 401(a) and (k) of the Code shall accept "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code) from any Employee Benefit Plan maintained by the Seller before the Closing which was intended to qualify under Sections 401(a) and (k) of the Code with respect to participants employed by the Seller before the Closing who are employed by the Buyer or any of its Subsidiaries after the Closing, to the extent the Code permits such rollovers to an Employee Benefit Plan maintained by the Buyer which is intended to qualify under Sections 401(a) and (k) of the Code. Each employee of the Seller who is hired by the Buyer or any of its Subsidiaries shall be entitled to participate in all Continuing Employee Benefit Plans on the same basis as though the Closing had not occurred and the Seller had continued to maintain and contribute to its Employee Benefit Plans listed on
          Section 3(p)(vi) of the Disclosure Schedule. Without limiting the generality of the foregoing, (A) each such employee's period of service with the Seller or any ERISA Affiliate of the Seller shall be counted in determining eligibility for, and, in the case of Continuing Employee Benefit Plans that are Employee Pension Benefit Plans, the vesting of, benefits under each of such Continuing Employee Benefit Plans, and (B) each such employee who participated immediately before the Closing in an Employee Benefit Plan providing health care benefits (whether or not through insurance) shall be covered as of his or her date of hire by the Buyer under any Continuing Employee Benefit Plans providing corresponding health care benefits (whether or not through insurance) to the same extent he or she received coverage immediately before the Closing, without regard to any waiting period or any condition or exclusion based on any pre-existing conditions, medical history, claims experience, evidence of insurability, or genetic factors, and with full credit for any co-payments or deductible payments made before the Closing. As of the Closing, the Buyer shall be responsible for complying with any requirements of Section 4980B of the Code with respect to the employees of the Seller. The Seller shall use commercially reasonable efforts to obtain a commitment by the insurer of the Seller's health benefit plan that it will provide insurance benefits to the employees of the Seller who are entitled to benefits under Section 4980B of the Code. Notwithstanding the foregoing, the Buyer shall not be required (i) to maintain any stock or stock option-based compensation plans or arrangements, or (ii) to maintain or to contribute to any Continuing Employee Benefit Plan providing health care benefits to the extent the insurer (including any stop-loss insurer) providing insurance to the Buyer or such Continuing Employee Benefit Plan does not agree to provide insurance on a basis and at a cost per employee reasonably equivalent to basis and cost per employee for the corresponding Seller's Employee Benefit Plan immediately before the Closing.

               (iii) In accordance with Internal Revenue Service Procedure 96-60, the Buyer will include on the Wage and Tax Statement (Form W-2) issued to each continuing employee for the year ending December 31, 1998, all wages paid to, and taxes withheld from, such employee by the Seller during such period. Furthermore, the Seller shall transfer to the Buyer promptly after the Closing the Employee Withholding Allowance Certificate (Form W-4) for each continuing employee.

          (i) CAPITALIZATION OF BUYER. At all times from the signing of this Agreement through the Closing, the Buyer will maintain an equity capitalization and net worth of at least $500,000. In the event of any termination of this Agreement, the Buyer shall continue to maintain such minimum equity capitalization until the resolution of any claims that Seller may have against the Buyer in connection with such termination.

          (j) CONSULTING. Through the Closing, the Buyer may consult with, and provide recommendations to, the Seller and its officers and directors with respect to the conduct of the business of the Seller; PROVIDED, HOWEVER, that
(i) all authority for such conduct of the Seller's business, and all decisions with respect thereto, shall remain fully vested in the Seller's officers and directors and (ii) the Buyer shall not be entitled to any compensation for such consulting services or recommendations. Within two weeks of the date of this Agreement, the Seller's officers shall, in consultation with the Buyer, present to Seller and to Incomnet a budget with respect to the operation of the Seller's business through the anticipated Closing Date. Upon approval of such budget by the Seller and Incomnet, the officers of Seller shall be authorized to make all expenditures contemplated by such budget without further consultation with Incomnet or Seller's Board of Directors. Any material deviations from such budget shall require the prior written approval of Incomnet. Seller shall indemnify Buyer against and hold Buyer harmless with respect to any claims, actions or proceedings arising out of or relating to Buyer's consulting services pursuant to this Section 5(j), except to the extent that such claims, actions or proceedings arise out of or relate to Buyer's gross negligence or willful misconduct.

          (k) SHAREHOLDER MAILING. The Parties agree that Incomnet shall not be obligated to mail a proxy statement to its shareholders seeking their approval of this Agreement, the Agreement with Incomnet and the transactions contemplated hereby and thereby until the conditions to closing set forth in Sections 6(a)(x), (xi), (xiv) and (xv) and Sections 6(b)(xi), (xii), (xiii) and
(xv) have been satisfied or waived.

     6.   CONDITIONS TO OBLIGATION TO CLOSE.

          (a) CONDITIONS TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) the Seller shall have procured all of the third party consents set forth on Schedule 6(a)(iii);

               (iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of the Buyer to own the Acquired Assets or to operate the former businesses of the Seller (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects;

               (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller and the Buyer shall have received the other authorizations, consents, and approvals of governments and governmental agencies set forth on Schedule 6(a)(vi);

               (vii) the Buyer shall have received from Mark J. Richardson, Esq., counsel to Incomnet, and Dale DeForge, inside counsel for the Seller, an opinion or opinions in substantially form and substance as set forth in Exhibit G attached hereto, addressed to the Buyer, and dated as of the Closing Date;

               (viii) the Buyer shall have obtained on substantially the terms and conditions set forth in the written commitment letter referred to in Section 4(e) the financing provided for in such commitment letter;

               (ix) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

               (x) James Quandt and Victor Streufert shall have entered into employment agreements with Buyer satisfactory to Buyer;

               (xi) Buyer and Wiltel/WorldCom shall have entered into a Carrier Contract in a form acceptable to Buyer;

               (xii) Buyer and Seller shall have entered into the Shareholders Agreement and the Anti-Dilution Agreement;

               (xiii) Seller shall have made the other deliveries to the Buyer contemplated by Section 2(g) hereof;

               (xiv) Buyer shall have received releases in form and substance satisfactory to it from the parties to the YAO litigation and arbitration described in the Disclosure Schedules with respect to the matters at issue in such litigation and arbitration and all related claims;

               (xv) Buyer shall have received releases in form and substance satisfactory to it from Jerry W. Ballah, Chris Mancuso and Edward R. Jacobs with respect to the cancellation of (a) their respective employment and consulting agreements with the Seller, (b) the Seller convertible debt units owned by Messrs. Ballah and Jacobs and (c) that certain Settlement Agreement, Mutual Release and Covenant Not to Sue by and between Edward R. Jacobs and Incomnet dated as of November 13, 1996, as amended (and the related agreements and releases with Seller); and

               (xvi) Incomnet shall have executed and delivered the Agreement with Incomnet.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

          (b) CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) the Seller shall have procured all of the third party consents set forth on Schedule 6(b)(iii);

               (iv) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (v) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iv) is satisfied in all respects;

               (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies set forth on Schedule 6(b)(vi);

               (vii) the Seller shall have received from counsel to the Buyer an opinion in substantially form and substance as set forth in Exhibit H attached hereto, addressed to the Seller, and dated as of the Closing Date;

               (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

               (ix) the shareholders of Incomnet shall have approved this Agreement, the Agreement with Incomnet and the transactions contemplated hereby and thereby;

               (x) The Buyer shall have entered into definitive financing agreements with lenders which provide for financing to the Buyer of not less than $40 million to permit the Buyer to consummate the transactions contemplated by this Agreement and to provide the working capital necessary to operate the business of the Seller as currently conducted and proposed to be conducted by the Buyer after the Closing, which such financing agreements shall be satisfactory to the Seller.

               (xi) James Quandt and Victor Streufert shall have released the Seller on terms and conditions satisfactory to it from any obligations to make any payments to them as the result of the "change of control" provisions set forth in their current employment agreements with the Seller;


               (xii) The Seller shall have received releases in form and substance satisfactory to it from the parties to the YAO litigation and arbitration described in the Disclosure Schedules with respect to the matters at issue in such litigation and arbitration and all related claims;

               (xiii) The Seller and Incomnet shall have received releases in form and substance satisfactory to each of them from Jerry W. Ballah, Chris Mancuso and Edward R. Jacobs with respect to the cancellation of
          (a) their respective employment and consulting agreements with the Seller (including releases from any obligations to make any payments to any of them as the result of any "change of control" provisions set forth therein), (b) the Seller convertible debt units owned by Messrs. Ballah and Jacobs, (c) that certain Settlement Agreement, Mutual Release and Covenant Not to Sue by and between Edward R. Jacobs and Incomnet dated as of November 13, 1996, as amended (and the related agreements and releases with Seller) and (d) any other claims that any of them may have or allege to have against Seller, Incomnet or their respective officers, directors or affiliates;

               (xiv) The Seller shall have received releases in form and substance satisfactory to it from the creditors, vendors and other parties set forth on Schedule 6(b)(xiv);

               (xv) The Seller and Incomnet shall have received an opinion in form and substance satisfactory to them from an investment banking firm selected by them to the effect that the consideration to be received by the Seller pursuant to this Agreement in connection with the sale of the

          Acquired Assets is fair to the Seller, Incomnet and Incomnet's shareholders from a financial point of view;

               (xvi) The Estimated Adjustment Amount (exclusive of any amounts related to (a) any litigation or threatened litigation not disclosed on Seller's Disclosure Schedules hereto, (b) to transactions outside of the Ordinary Course of Business not approved by Buyer or
          (c) any funds provided to or on behalf of Incomnet by Seller pursuant to Section 5(c) hereof) shall be no more than $3,000,000 (provided that this condition shall be deemed satisfied if Buyer agrees to cap the Estimated Adjustment Amount and the Adjustment Amount at or below $3,000,000);

               (xvii) The Buyer shall have made the other deliveries to the Seller contemplated by Section 2(g) hereof;

               (xviii) Buyer and Seller shall have entered into the Anti-Dilution Agreement;

               (xix) Buyer, Seller and the other parties thereto shall have entered into the Shareholders Agreement; and

               (xx) The Board of Directors of Seller shall have been reconstituted at the Closing to consist solely of designees of Incomnet.

The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

     7.   TERMINATION.

          (a) TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:


               (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach.

               (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach.

               (iv) The Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in order to permit it or Incomnet to enter into an agreement with respect to a proposal or offer made by a third party relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Seller or Incomnet which the Board of Directors of Seller or Incomnet has determined to be superior, from a financial point of view, in comparison to the transactions contemplated by this Agreement.

               (v) Either party may terminate this Agreement by giving written notice to the other party if the Closing shall not have occurred on or before June 30, 1998, time being of the essence (provided that the right to terminate this Agreement pursuant to this Section 7(a)(5) shall not be available to any Party who has materially breached any of its representations, warranties or covenants set forth in this Agreement).

          (b) EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); PROVIDED, HOWEVER, that in the event Seller terminates this Agreement pursuant to Section 7(iv) hereof and within six months thereafter consummates a sale of substantially all of its assets to a third party, then, simultaneously with the consummation of such sale, the Buyer shall be entitled to receive a fee, in cash, of $500,000; and PROVIDED FURTHER that in the event that the transactions contemplated by this Agreement are not consummated due solely to the failure of the condition set forth in Section 6(b)(xvi) hereof, then Seller shall reimburse Buyer for its documented, out-of-pocket expenses incurred in connection with this Agreement (up to a maximum of $250,000).

     8. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

          (a) GENERAL. In case at any time after the Closing any further action is necessary to carry out the purposes of the Asset Purchase Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the

Seller; PROVIDED, HOWEVER, that Buyer shall provide the Seller with reasonable access to any such documents, books, records, agreements and financial data (and the Seller may keep copies of any such information) for the purposes of enabling the Seller to satisfy any of the Seller's obligations with respect to any of the Seller's obligations or Liabilities that do not constitute Assumed Liabilities or for other proper business purposes (e.g., for determination of Taxes), subject in all events to the Seller's obligations pursuant to Section 8(d) hereof. If, at any time, the Buyer proposes to dispose of any of such original documents, the Buyer shall first provide the Seller with 60 days written notice of such proposal and shall offer to deliver the original documents it wishes to dispose of to the Seller at the expense of the Seller. At the end of such 60 day period, the Buyer may, without liability to the Seller, dispose of any such original documents which the Seller has not informed the Buyer in writing that it desires to recover.

          (b) LITIGATION SUPPORT. In the event and for so long as any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

          (c) CONFIDENTIALITY. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement or for the purposes of enabling the Seller to satisfy any of the Seller's obligations with respect to any of the Seller's obligations or Liabilities that do not constitute Assumed Liabilities or for other proper business purposes (e.g., for determination of Taxes), subject in all events to the Seller's obligations pursuant to Section 8(d) hereof. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 8(c). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that the Seller shall use its best efforts to obtain, at the request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

          (d) COVENANT NOT TO COMPETE. For a period of five years from and after the Closing Date, the Seller will not engage directly or indirectly in any business that the Seller conducts as of the Closing Date in any geographic area in which the Seller conduct that business as of the Closing Date; PROVIDED, HOWEVER, that no owner of less than 5% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (e) LETTER OF CREDIT. In the event and to the extent that the letter of credit in the amount of $500,000 in favor of First Data scheduled to expire on May 31, 1998 expires prior to the Closing without having been fully drawn upon, then the $10,000,000 amount set forth in subsection (c) of the definition of "Assumed Liabilities" shall be reduced by an amount equal to one-half (50%) of the amount of the undrawn-upon letter of credit.

     9.   REMEDIES FOR BREACHES OF THIS AGREEMENT.

          (a)  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     All of the representations and warranties of the Seller and the Buyer contained in this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen months thereafter; PROVIDED, HOWEVER, that
(a) the representations and warranties of Seller set forth in Sections 3(b) and
(e) and of Buyer set forth in Sections 4(b) and (f) of this Agreement shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

          (b)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE BUYER.

               (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained in the Asset Purchase Agreement, and, if there is an applicable survival period pursuant to Section 9(a) above, provided that the Buyer makes a written claim for indemnification (specifying in reasonable detail the Basis for such indemnification claim) against the Seller pursuant to
     Section 9(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences (but subject to Section 9(g)) the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach (or the alleged breach).

               (ii) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, or caused by any Liability of the Seller which is not an Assumed Liability (excluding any Liability of the Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction).

               (iii) Pursuant to Section 2(c)(iii), the Buyer shall deliver to the Escrow Agent at Closing a number of Buyer Shares representing four percent (4%) of the Buyer Shares on a Fully-Diluted Basis as of the Closing Date (the "Escrowed Shares"). For purposes of this Agreement, the term "Escrow Claim" means any and all claims against the Escrowed Shares, individually or in the aggregate, made by the Buyer under the terms and conditions of the Escrow Agreement. Neither the assertion of nor the failure to assert an Escrow Claim will relieve the Seller of any of its indemnification obligations under the terms and subject to the conditions of this Agreement, except to the extent such Escrow Claim is satisfied in whole or in part thereby.

          (c)  INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE SELLER.

               (i) In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to
     Section 9(a) above, provided that the Seller makes a written claim for indemnification (specifying in reasonable detail the Basis for such indemnification claim) against the Buyer pursuant to Section 9(h) below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences (but subject to Section 9(g)) the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach (or the alleged breach).

               (ii) The Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, or caused by any Assumed Liability (including any Liability of the Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction).

          (d)  MATTERS INVOLVING THIRD PARTIES.

               (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying

     Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder,
     (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief that affects generally the business of the Indemnified Party, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the reasonable, good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9(d)(ii) above,
     (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).


               (iv) In the event any of the conditions in Section 9(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, but must still obtain consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically (after receipt of reasonable supporting documentation) for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the

     Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim to the extent provided in this
     Section 9 (but subject to Section 9(g)).

          (e) DETERMINATION OF ADVERSE CONSEQUENCES. The Parties shall not take into account the time cost of money in determining Adverse Consequences for purposes of this Section 9.

          (f)  OTHER INDEMNIFICATION PROVISIONS.  The remedies provided in this
Section 9 shall be the Parties' sole and exclusive remedy for monetary damages (whether at law or in equity). None of the Buyer's, the Seller's or Incomnet's officers, directors, employees, agents, stockholders, consultants, investment bankers, legal advisers or representatives shall have any liability or obligation to the Seller or the Buyer, as applicable, in connection with the transactions contemplated by this Agreement or in respect of any statement, representation, warranty or assurance of any kind made by the Buyer, the Seller, Incomnet, their representatives or any other person. The Seller hereby agrees that neither it nor any of its officers, employees, directors or agents will make any claim for indemnification against the Buyer by reason of the fact that he or it was a director, officer, employee, or agent of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against Incomnet (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise). If an Indemnifying Party makes any payment under this Section 9 in respect of any Adverse Consequences, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Adverse Consequences; PROVIDED, HOWEVER, that the Indemnifying Party shall not have any rights of subrogation with respect to the other Party hereto or any of its Affiliates or any of its or its Affiliates' officers, directors, agents or employees.

          (g) INDEMNIFICATION LIMITATIONS AND THRESHOLDS. No claim for indemnification will be made by either Party hereunder unless the aggregate amount of all Adverse Consequences incurred by such Party otherwise indemnified against hereunder exceeds $100,000 and only to the extent of any such Adverse Consequences in excess of $100,000. No claim for indemnification of Adverse Consequences (whether in an action for indemnification or otherwise) may be made by either Party hereunder to the extent the aggregate Adverse Consequences claimed (including any Adverse Consequences previously recovered, but excluding Adverse Consequences under Sections 9(b)(ii) or 9(c)(ii)) by such party exceeds $2,500,000. Any claims made by the Buyer against Incomnet pursuant to Incomnet's indemnification obligations set forth in the Agreement with Incomnet, as well as any payments made by Incomnet in satisfaction of such obligations, shall be taken into account in determining whether the applicable thresholds and limitations set forth in this Section 9(g) have been satisfied. Notwithstanding that both Seller and Incomnet may have an obligation to indemnify Buyer pursuant to the terms of this Agreement and the Agreement with Incomnet, (i) Buyer shall not be entitled to recover from Seller or Incomnet, as applicable, for any Adverse Consequences which have been satisfied by the other pursuant to its indemnification obligations, and (ii) Seller and Incomnet shall not be required to engage more than one law firm to defend Buyer and may allocate responsibilities for such defense between them, or to either of them, as they deem appropriate.

     10.  MISCELLANEOUS.

          (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in Section 9(a) and the Agreement with Incomnet.

          (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

          (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns (except that Incomnet is an express third party beneficiary of Sections 5(j) and (k) and Section 6(b)(xx) hereof).

          (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein, including the Confidentiality Agreement) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof (including the letter of intent between the Buyer and the Seller dated February 5, 1998).

          (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; PROVIDED, HOWEVER, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its wholly-owned Subsidiaries and (ii) designate one or more of its wholly-owned Subsidiaries to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); and PROVIDED FURTHER that Seller may assign its rights and obligations under this Agreement to Incomnet in connection with any liquidation or dissolution of Seller.

          (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then five business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

     IF TO THE SELLER:

          National Telephone & Communications, Inc.
          Attn:  James Quandt, President and CEO
          2801 Main Street
          Irvine, California 92614

     COPIES TO:

          Incomnet, Inc.
          Attn:  Melvyn Reznick, Chairman
          21031 Ventura Boulevard, Suite #1100
          Woodland Hills, CA 91364

          And

          Irell & Manella LLP
          Attn:  Alvin G. Segel
          1800 Avenue of the Stars
          Suite 900
          Los Angeles, CA 90067-4276

          And

          Mark J. Richardson, Esq.

          Wilshire Palisades Building
          1299 Ocean Avenue
          Suite 900
          Santa Monica, CA 90401

     IF TO THE BUYER:

          NTC Acquisition, Inc.
          Attn:  John R. Dennis, President
          14 Bello Drive
          Suite 100
          Edina, MN 55439

     COPY TO:

          Gray, Plant, Mooty, Mooty & Bennett, P.A.
          Attn:  J.C. Anderson
          3400 City Center
          33 South Sixth Street
          Minneapolis, MN 55402

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

          (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors. No waiver by any Party of any default, misrepresentation, or breach of warrant or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (l) EXPENSES. Each of the Buyer and the Seller will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (except as set forth in the definition of Assumed Liabilities).

          (m) CONSENTS AND OTHER APPROVALS. The Parties acknowledge and agree that no representation, warranty or covenant of the other contained herein shall be breached or deemed breached as a result of (i) the failure to obtain any approvals, permits, consents or other authorizations necessary for or required in connection with the consummation of the transactions contemplated by this Agreement or (ii) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such approvals, permits, consents or other authorizations or because of any termination of any contract or other Acquired Asset requiring consent to its assignment to the Buyer or any permit, license or other governmental authorization as a result thereof. A Party's sole remedy in the event of any such failure to obtain such approvals, permits, consents or other authorizations shall be to terminate this Agreement (to the extent that receipt of such approvals, permits, consents or other authorizations otherwise constituted a condition to such Party's obligations to consummate the transactions contemplated by this Agreement as and to the extent expressly set forth in Section 6 hereof). The Parties further agree that no Party shall have any liability whatsoever arising out of or relating to the failure to obtain any such consent or because of the termination of any contract requiring consent or any permit, license or other governmental authorization as a result thereof. From and after the Closing, Buyer agrees to indemnify, defend and hold Seller and Incomnet harmless from and against any Adverse Consequences that either of them may suffer relating to or arising out of the failure by either Buyer or Seller to obtain any permit, license or other governmental authorization required in connection with the consummation of the transactions contemplated by this Agreement (whether or not a condition to a Party's obligations to consummate such transactions), provided that permits, licenses or other authorizations have been obtained from Public Utility Commissions in jurisdictions which (when added to any jurisdictions which do not require any such permit, license or other authorization) accounted for at least 80% of Seller's revenues in the fiscal year ended December 31, 1997.

     Pending receipt of any required permits, licenses or other governmental authorizations from any Public Utilities Commission, the Seller shall remain responsible for the operation of those aspects of its business for which any such permits, licenses or other governmental authorizations are required. Further, pending receipt of any such permits, licenses or other governmental authorizations, the Seller will be managed and operated in a manner consistent with the terms and conditions of laws and regulations applicable to the Seller's business. The Buyer agrees to provide the resources necessary and perform at its sole expense, as Seller's agent, all aspects of the Seller's business and all of Seller's obligations related to or governed by any such unobtained permits, licenses and other governmental authorizations.

          (n) ASSIGNED CONTRACTS. Notwithstanding anything herein to the contrary contained in this Agreement, the Parties hereto acknowledge and agree that at the Closing, the Seller will not assign to the Buyer any contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained prior to the Closing Date. With respect to each such contract not assigned on the Closing Date, after the Closing Date the Seller shall continue to deal with the other contracting party(ies) to such contract as the prime contracting party, and the Buyer and the Seller shall use reasonable efforts to obtain the consent of all required parties to the assignment of such contract. Such contract shall be promptly assigned by the Seller to the Buyer after receipt of such consent after the Closing Date, and thereafter shall be deemed to be an Acquired Asset for all purposes hereunder. Notwithstanding the absence of any such consent, the Buyer shall be entitled to the benefits of such contract accruing after the Closing Date to the extent that the Seller may provide the Buyer with such benefits without violating the terms of such contract; the Buyer agrees to perform at its sole expense all of the obligations of the Seller to be performed under such contract after the Closing Date.

          (o) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The mere listing (or inclusion of a copy) of a document or other item in the Disclosure Schedules shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Disclosure of a matter in one section of the Disclosure Schedules shall be deemed disclosure of such matter for all other sections of the Disclosure Schedule, provided that an appropriate cross-reference is provided or the relevance of the disclosure is otherwise readily apparent, and, in either case, the appropriate disclosures are made.
Any determination of whether an event or circumstance has had or may have a Seller Material Adverse Effect or whether there has been a Material Adverse Change shall take into account that the Seller's business has significantly deteriorated since January 1, 1997 and is declining at an accelerating rate (a factor that has been taken into account in determining the Purchase Price) and thus the mere continuing of that trend (including the relative rate of decline) shall not be deemed to be a Seller Material Adverse Effect or to constitute a Material Adverse Change.

          (p) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          (q) BULK TRANSFER. The Buyer hereby waives compliance by the Seller with any applicable bulk transfer laws, including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transactions contemplated by this Agreement and the Buyer shall indemnify and hold the Seller harmless from any claims of the Seller's creditors as a result of such waiver.

          (r) SUBMISSION TO JURISDICTION. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties (i) in the competent courts in the State of Minnesota if such enforcement is sought against Buyer, or (ii) in the competent courts in the State of California if such enforcement is sought against Seller; and the parties hereto consent to the exclusive jurisdiction of such courts in respect of such action or proceeding.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

NTC ACQUISITION, INC.



By:  /s/ John R. Dennis
   ---------------------------
Title:   President
      ------------------------


NATIONAL TELEPHONE & COMMUNICATIONS, INC.



By:  /s/ James R. Quandt
   ---------------------------
Title:     President
      ------------------------

                                   SCHEDULE 1(a)(i)
                                   ACQUIRED ASSETS

     Acquired Assets shall include any agreement or contract: (i) included on
Schedule 3(p) of Seller's Disclosure Schedules to the Agreement, (ii) which was entered into in the Ordinary Course of Business or (iii) which is entered between the date of the Agreement and the Closing (a) in the Ordinary Course of Business or (b) in accordance with the terms of the Agreement; PROVIDED, HOWEVER, that the Acquired Assets do not include any such contracts that (x) are specifically excluded from the definition of Acquired Assets or which relate to professionals retained by the Seller in connection with the transactions contemplated by the Agreement, (y) were required to be disclosed on Schedule 3(p) of Seller's Disclosure Schedules to the Agreement and were not so disclosed (unless Buyer otherwise agrees in writing to assume such contracts) or (z) consent to assignment of which, if required, is not obtained prior to the Closing as and to the extent set forth in the definition of Acquired Assets).

                                  SCHEDULE 1(a)(ii)
                                   EXCLUDED ASSETS

     The Acquired Assets shall not include:

     1.   All shares of Page Prompt common stock owned by the Seller.

     2. All obligations of any kind or nature whatsoever of Incomnet or any of its directors or officers to the Seller (provided that Seller will not create any new obligations to Incomnet between the date of the Agreement and the Closing).

     3. All claims of Seller against Incomnet or any of its or Incomnet's officers or directors (in their capacities as such).

     4.   All tax loss carryforwards.

                                    SCHEDULE 1(b)
                                 ASSUMED LIABILITIES

     Assumed Liabilities shall include, in addition to those specified in the
Agreement:

1. the settlement costs (not including attorneys fees) of the Polino lawsuit as set forth in that certain Settlement Agreement dated December 29, 1997 not satisfied by the Seller prior to the Closing;

2. All costs (not including attorneys fees incurred prior to the date of the Agreement) related to (i) the cancellation of the Jacobs/Ballah employment agreements and convertible debt units and (ii) the settlement agreement between Jacobs/Ballah and Incomnet dated November 13, 1996, as amended, (which the Parties acknowledge is not a liability of the Seller but which Buyer will nevertheless assume and be responsible for);

3. All obligations of the Seller for excise Taxes, regardless of whether such obligations arose prior to, at or after the Closing;

4. All obligations (other than for payment deferrals) to Wiltel, Inc., including, without limitation, all obligations under the Amended and Restated Program Enrollment Terms contract between Seller and Wiltel, Inc. dated June 17, 1996, and any amendments or modifications thereto;

5. All financial obligations of the Seller under the settlement agreement with the California Public Utilities Commission, including (i) to make refunds to the Seller's customers, (ii) to post a letter of credit, and (iii) to make payments to the State of California for any unpaid refunds, regardless of whether such obligations arose prior to, at or after the Closing, and any other obligations of the Seller under such settlement agreement to the extent that the California Public Utilities Commission requires Buyer to be bound thereby;

6. All obligations of the Seller to PaineWebber, Inc. in connection with the transactions contemplated by this Agreement;

7. All obligations of the Seller to its employees for severance pay in excess of $50,000 in the aggregate;

8.   All obligations of the Seller to Jerry W. Ballah, Chris Mancuso and Edward
     R. Jacobs, whether pursuant to contract or otherwise, and regardless of whether such obligations arose prior to, at or after the Closing;

9. All obligations of the Seller (not including attorneys' fees and costs incurred prior to the date of the Agreement) in connection with the YAO litigation and arbitration; and

10. All obligations of the Seller to Pacific Bell and other vendors that provide billing and collection services in excess of the bad debt reserves established by such vendors and withheld from payments owed by such vendors to the Seller for usage of such vendors' services by the Seller's customers.

                                  SCHEDULE 6(a)(iii)


                              BUYER THIRD PARTY CONSENTS

     The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to obtaining the consent to assignment of, or the release from, the following contracts from Schedule 3(p):

1.   First Bank & Trust
2.   Obligations to Wiltel, Inc. relating to payment deferrals

                                  SCHEDULE 6(a)(vi)

                                GOVERNMENTAL APPROVALS

     The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the approval of such transactions by the Public Utility Commissions in California, Hawaii and New York.

                                  SCHEDULE 6(b)(iii)

                             SELLER THIRD PARTY CONSENTS

     The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to obtaining the consent to assignment of the following contracts from Schedule 3(p):

1.   Airport Trade Center Lease
2.   Irvine Lease
3.   Prime Leasing, Inc. Oracle Software License and Service Agreement
4.   Prairie Systems
5.   Sanwa Bank #1
6.   Sanwa Business Credit
7.   Sun Microsystems Finance Master Lease Agreement
8.   US Bancorp Master Lease Agreement: leases 1,2 and 3
9.   Xerox Lease Agreement Extension
10.  Bell & Howell
11.  COMDISCO, Inc. Master Lease Agreement
12.  GTE Leasing: lease 01

                                  SCHEDULE 6(b)(vi)

                                GOVERNMENTAL APPROVALS

      The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the approval of such transactions by the Public Utility Commissions in California, Hawaii and New York.

                                  SCHEDULE 6(b)(xiv)

                                       RELEASES

     The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the Seller obtaining releases in form and substance satisfactory to it with respect to the following contracts found on Schedule 3(p):

1.   Airport Trade Center Lease
2.   Irvine Lease
3.   Prime Leasing, Inc. Oracle Software License and Service Agreement
4.   Prairie Systems
5.   Sanwa Bank #1
6.   Sanwa Business Credit
7.   Sun Microsystems Finance Master Lease Agreement
8.   US Bancorp Master Lease Agreement: leases 1,2 and 3
9.   Xerox Lease Agreement Extension
10.  Bell & Howell
11.  COMDISCO, Inc. Master Lease Agreement
12.  GTE Leasing: lease 01
13.  First Bank & Trust
14. All obligations to Wiltel, Inc., including, without limitation, all obligations under the Amended and Restated Program Enrollment Terms contract between Seller and Wiltel, Inc. dated June 17, 1996, and any amendments or modifications thereto